Exhibit 99.1

Corporate Contact:

Herb Cross

Chief Financial Officer

Affymax, Inc.

650-812-8847

AFFYMAX REPORTS FOURTH QUARTER AND YEAR-END 2012 FINANCIAL RESULTS

PALO ALTO, Calif., April 2, 2013 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the fourth quarter and year ended December 31, 2012.  The net loss for the fourth quarter of 2012 was $68.3 million (or ($1.85) per share) compared to a net loss of $29.4 million (or ($0.82) per share) for the fourth quarter of 2011.

On February 23, 2013, Affymax and its partner, Takeda Pharmaceutical Company Limited (Takeda) announced a nationwide voluntary recall of OMONTYS as a result of postmarketing reports regarding safety concerns, including anaphylaxis, which can be life-threatening or fatal.  We and Takeda are actively investigating the cause of these reactions but there can be no assurance that a solution will be found. As of the result of the recall, we re-evaluated a number of estimates made as of period-end and recorded financial statement adjustments to reflect changes in those estimates as to the recoverability of inventory and deposits made to our contract manufacturing organizations, or CMOs, potential losses on firm purchase commitments and changes in the short-term and long-term classification of certain liabilities.  In the aggregate, we recorded $45.0 million in impairment due to inventory and firm purchase commitments in the quarter ended December 31, 2012, with no comparable charge in the prior year.

Earlier this month, the Company began reorganizing its operations in order to significantly reduce operating costs and negotiating with Takeda to collaboratively focus on the OMONTYS safety and other related FDA issues associated with the recall of the product. In addition to the significant reduction in force of approximately 230 employees (75% of the Company’s workforce), including the commercial and medical affairs field forces as well as other officers and employees throughout the organization, the Company is continuing to transition many of the ongoing activities to Takeda and negotiating with Takeda on costs allocated between the parties under the collaboration arrangement. In connection with this restructuring, the Board and management continue to review the Company’s current financial position, including but not limited to: (i) the Company’s existing cash balance, which as of February 28, 2013 was approximately $67 million, (ii) all currently outstanding liabilities as well as commitments to third parties, which include potential contract manufacturing organization (CMO) commitments of up to an estimated approximately $33 million, (iii) outstanding debt obligations of up to approximately $11 million under its existing credit facility, (iv) estimated costs and expenses of the reduction in force of $8 to $10 million, and (v) estimates of expenses pursuant to and in continuation of  its arrangement with Takeda under the collaboration agreement and conduct the ongoing investigation and support the recall of OMONTYS and (vi) projected costs for maintaining ongoing operations as a significantly smaller public company. As a result, the Company is continuing the restructuring efforts which is expected to include further efforts to transition responsibilities for the investigation and recall of OMONTYS to Takeda, discussions with the FDA including a potential withdrawal of the OMONTYS New Drug Application (NDA), additional reductions in force and renegotiation of some or all of its existing agreements with third parties, including Takeda, in order to support a significantly smaller organization. If the Company is unable to rapidly and successfully progress these efforts, its ability to continue operations will be significantly in doubt and the Company may have to cease operations.

In addition to the  evaluation of strategic alternatives for the organization, including the sale of the company or its assets, or a corporate merger, the company is considering all possible alternatives, including further restructuring activities, wind-down of operations or even bankruptcy proceedings.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California. Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses.

The company’s first marketed product, OMONTYS® (peginesatide) Injection, was approved by the U.S. Food and Drug Administration (FDA) in March 2012.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the Company’s ability to continue operations, financial projections and condition, the continuation and negotiation of the Company’s collaboration with Takeda, evaluation of strategic alternatives and the commercialization of OMONTYS. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the recall and adverse events, the Company’s ability to conduct the ongoing product investigation and identify the causes of safety concerns, ability to renegotiate third party agreements, including those with Takeda, ability to satisfy regulatory requirements to re-introduce OMONTYS to the market and other factors affecting the commercial potential of OMONTYS, the continued safety and efficacy of OMONTYS, industry and competitive environment, regulatory requirements by the FDA or other regulatory authorities, including withdrawal, existing and future litigation, ability to reduce costs of operations in a timely manner,  financing requirements and ability to continue as a going concern and access capital, and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$68,265	$54,339
Short-term investments	9,717	44,165
Receivable from Takeda	18,365	6,937
Deferred tax assets	363	351
Prepaid expenses and other current assets	5,800	1,828
Total current assets	102,510	107,620
Property and equipment, net	2,981	3,013
Restricted cash	1,135	1,135
Long-term investments	2,323	—
Deferred tax assets, net of current	6,876	6,888
Other assets	2,392	339
Total assets	$118,217	$118,995
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,591	$941
Accrued liabilities	52,522	13,999
Accrued clinical trial expenses	2,844	3,365
Deposit from Takeda	559	1,998
Advance from Takeda, current	27,715	—
Notes payable, current	8,844	—
Total current liabilities	99,075	20,303
Long-term income tax liability	10,062	10,411
Advance from Takeda, net of current	—	6,121
Deferred revenue, net of current	—	5,174
Other long-term liabilities	799	989
Total liabilities	109,936	42,998
Commitments and contingencies	—	—
Stockholders’ equity

Common stock	37	36
Additional paid-in capital	551,959	526,244
Accumulated deficit	(543,713)	(450,301)
Accumulated other comprehensive income	(2)	18
Total stockholders’ equity	8,281	75,997
Total liabilities and stockholders’ equity	$118,217	$118,995

AFFYMAX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Collaboration revenue	$14,796	$3,674	$94,358	$47,703
License and royalty revenue	3	3	12	17
Total revenue	14,799	3,677	94,370	47,720
Operating expenses:
Impairment of inventory and losses on firm purchase commitments	44,957	—	44,957	—
Research and development	11,252	24,702	51,738	76,308
Selling, general and administrative	26,778	8,392	89,714	32,818
Total operating expenses	82,987	33,094	186,409	109,126
Loss from operations	(68,188)	(29,417)	(92,039)	(61,406)
Interest income	21	33	77	169
Interest expense	(126)	(33)	(1,442)	(144)
Other income (expense), net	(5)	(24)	(34)	15
Loss before provision for income taxes	(68,298)	(29,441)	(93,438)	(61,366)
Provision (benefit) for income taxes	(27)	—	(26)	1
Net loss	$(68,271)	$(29,441)	$(93,412)	$(61,367)
Net loss per share:
Basic and diluted	$(1.85)	$(0.82)	$(2.57)	$(1.84)

Weighted-average number of shares used in computing basic and diluted net loss per share	36,846	35,704	36,342	33,288

AFFYMAX, INC.
COLLABORATION REVENUE

(in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
OMONTYS net product sales (as provided by Takeda)	$19,561	$—	$34,569	$—
Total Collaboration costs & expenses (1)	26,355	—	69,275	—
OMONTYS collaboration profit (loss)	(6,794)	—	(34,706)	—

Affymax share of collaboration profit (loss)	(3,397)	—	(17,353)	—
Net reimbursement of Affymax costs & expenses	16,893	—	43,897	—
Profit equalization revenue earned by Affymax (2)	13,496	—	26,544	—
Milestone payments	—	—	60,250	10,000
Revenue previously deferred related to API	495	—	936	—
Revenue recognized under CAPM (3)	—	—	—	26,606
Net expense reimbursement after CAPM (4)	805	3,674	6,628	11,097
Total collaboration revenue	$14,796	$3,674	$94,358	$47,703

(1)         Total Collaboration costs and expenses include costs incurred by Affymax and Takeda including amounts provided to us by Takeda.

(2)         Profit equalization payment earned is comprised of Affymax’s share of collaboration profit or loss as well as net reimbursement for commercialization costs and certain post-marketing development costs incurred subsequent to the launch of OMONTYS on March 27, 2012.

(3)         Revenue recognized under CAPM (Contingency Adjusted Performance Model) includes amounts received related to upfront payments, development milestones, purchase of active pharmaceutical ingredient, or API, and reimbursement of development expenses.  Under CAPM, revenue for these amounts was recognized ratably over the expected development period, which ended in May 2011 with the submission of the NDA for OMONTYS to the FDA.

(4)         Net expense reimbursement after CAPM is comprised of two components:  (i) net reimbursement at 50% of commercialization expenses and certain post-marketing development costs incurred subsequent to the submission of the NDA for OMONTYS in May 2011 and  prior to the launch of OMONTYS on March 27, 2012, after which such costs are incorporated into the profit equalization payment, (ii) the reimbursement of those development expenses that fall under the 70/30 expense split in our collaboration agreement with Takeda subsequent to the submission of the NDA for OMONTYS in May 2011 and (iii) certain MAA external costs eligible for 100% reimbursement.